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
                                                      Exhibit 2
                Maine Yankee Atomic Power Company
                             Table I
                      (Dollars in Thousands)
Question          1              2          3            4                 5            6           7            8
Loan
A      Promissory Note   Issue    7,000   6.3125%   04/07/97   N/A   05/07/97   ALL
B      Promissory Note   Issue    7,000   6.4375%   05/05/97    N/A   08/04/97   ALL
C      Promissory Note   Issue     8,000   6.4375%   05/19/97    N/A   08/18/97   ALL
D      Promissory Note   Issue   10,000   6.4375%   06/25/97    N/A   09/25/97   ALL

All Notes under the Eurodollar Revolving Credit Agreement dated as of
January 15, 1990, among Maine Yankee Atomic Power Company ("Maine Yankee"), Union Bank of Switzerland, as Agent, and the Banks listed below, as amended (the "Eurodollar Agreement"), are payable to the four lender banks (the "Banks") listed below in the ratio of each Bank's Commitment to the Aggregate Commitments of $35,000,000. The Banks, their name abbreviations for convenience of reference in this Schedule, and the amounts of their individual Commitments are as follows:

   Bank and Name Abbreviation                       Commitment
   Union Bank of Switzerland ("UBS")             $10,000,000
   The Toronto-Dominion Bank ("TD")              10,000,000
   The Bank of Nova Scotia ("BNS")                    7,500,000
   CIBC Inc.  ("CI")                                               7,500,000
        Aggregate Commitments                          $35,000,000

The Notes bear interest at a Base Rate based on the LIBOR rate for the applicable Interest Period, as described in the Eurodollar Agreement, with such fees as are provided in the Eurodollar Agreement.

Question 9:
The Notes are secured by a second lien on Maine Yankee's nuclear fuel inventory and its rights to payment for fuel costs from the electric utility companies that sponsor Maine Yankee (the "Sponsors") pursuant to Power Contracts dated as of May 20, 1968, as amended, and an Additional Power Contract dated as of February 1, 1984. The Notes are also secured by a second lien on Maine Yankee's rights to require the Sponsors to purchase the common stock of, or contribute capital or make loans or advances to, Maine Yankee to finance the costs of obtaining and maintaining an inventory of nuclear fuel pursuant to Capital Funds Agreements, dated as of May 20, 1968, with each of the Sponsors.

Questions 10 and 11:
The consideration for the Loans is cash. The proceeds of the Loans are used for general corporate purposes.

The terms used in this Schedule and not defined herein are used as defined in the Credit Agreement.

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